THE VICTORY VARIABLE INSURANCE FUNDS

                CONTRACT OWNER ADMINISTRATIVE SERVICES AGREEMENT

June 30, 1999

Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, OH 43215

Ladies and Gentlemen:

This letter sets forth the agreement between The Victory Variable Insurance Funds (the "Trust"), on behalf of its series of portfolios (each a "Fund") listed on Schedule B, as amended from time to time, and Nationwide Financial Services, Inc. ("NFS") concerning certain administrative services to be provided by you with respect to the Funds.

1. Introduction. The Trust is an open-end management investment company organized under the laws of the State of Delaware. The Trust issues shares of beneficial interest ("Shares") of the Funds. The Trust may offer its Shares to life insurance companies (each, a "Life Company") to be held by certain of their separate accounts ("Accounts") established for the purpose of funding variable annuity contracts and variable life insurance policies (collectively referred to herein as "Variable Contracts"). The Shares of each Fund may be issued in multiple classes. In this agreement, the beneficial owners of the Variable Contracts are referred to as the "Contract Owners."

2. Administrative Services and Expenses. NFS or an entity appointed by NFS, is responsible for providing administrative services to the Accounts that invest in the Funds and for purchasers of Variable Contracts, pursuant to a participation agreement between the Trust, NFS' subsidiaries, Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company, (collectively "Nationwide") Key Asset Management Inc. and BISYS Fund Services Limited Partnership (the "Participation Agreement"). The Trust is responsible for providing administrative services to the Funds in which the Accounts invest, and for purchasers of Shares.

      NFS has agreed to assist the Trust, as the Trust may request from time to time, with the provision of administrative services ("Administrative Services") to the Funds, as may relate to the investment in the Funds by the Accounts. Administrative Services include (but shall not be limited to) those services listed on Schedule A, attached hereto, and made a part hereof.

3. Administrative Expense Payments. In consideration of the anticipated administrative expense savings resulting from the arrangements set forth in this letter agreement, the Trust, on behalf of each Fund, individually and not jointly, agrees to pay NFS on a quarterly basis an amount set forth in Schedule B to this agreement.

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      For purposes of computing the payment to NFS under this Paragraph 3 for each quarterly period, the total of the average daily net assets of each Class of Shares in which the Accounts invest shall be multiplied by the rate shown in Schedule B multiplied by the actual number of days in the period divided by 365.

      The Trust will calculate the expense payment contemplated by this Paragraph 3 at the end of each quarter and will pay NFS within 30 days thereafter on a pro-rata basis. Payment will be accompanied by a statement showing the calculation of the quarterly amount payable by the Trust and such other supporting data as NFS or Nationwide may reasonably request.

4. Nature of Payments. The Trust and NFS recognize and agree that payments made by the Trust to you relate to Administrative Services only. The amount of administrative expense payments made by the Trust to NFS pursuant to Paragraph 3 of this agreement shall not be deemed to be conclusive with respect to actual administrative expenses or savings of the Trust.

5. Term. This agreement shall become effective as of the date first above written, and shall continue automatically as to a particular Fund or Class for successive one year terms unless terminated in accordance with Paragraph 6 of this agreement, so long as the assets of the Funds are attributable to amounts invested by the Accounts under the Participation Agreement, and provided that a majority of the Trust's Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Trust (the "Disinterested Trustees") specifically approve this agreement at least annually.

6. Termination. Either the Trust or NFS may terminate this agreement; (a) upon 60 days advance written notice; or (b) or immediately upon termination of the Participation Agreement; (c) upon either party's determination that the payments contemplated hereunder are in conflict with applicable laws or upon mutual agreement in writing; or (d)upon the vote of a majority of the outstanding Shares of the applicable Funds or by a vote of a majority of the Disinterested Trustees.

7. Representations. NFS represents that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

      NFS also represents, warrants and agrees that: the Administrative Services it provides under this agreement will in no event be primarily intended to result in the sale of Shares of the Funds.

8. Subcontractors. NFS may, with the consent of the Trust, contract with or establish relationships with other parties to provide the Administrative Services or other activities required of NFS by this agreement, provided that NFS shall be fully responsible for the acts and omissions of such other parties.


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

9. Authority. This agreement shall in no way limit the authority of the Trust to take any action it may deem appropriate or advisable in connection with all matters relating to the operations of the Trust and/or sale of its Shares.

10. Indemnification. This letter agreement will be subject to the indemnification provisions of the Fund Participation Agreement.

11. Miscellaneous. This agreement may be amended only in writing. This agreement will terminate in the event of its "assignment" as defined in the Investment Company Act of 1940. This agreement, including Schedule A and Schedule B, constitutes the entire agreement between the Trust and NFS with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters. This agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. NFS agrees to notify the Trust promptly if for any reason it is unable to perform fully and promptly any of its obligations under this agreement.

12. Notices. Any notices required to be sent hereunder shall be sent in accordance with the Fund Participation Agreement.

13. Choice of Law. This letter agreement will be construed in accordance with the laws of the State of Delaware.

14. Board Approval. This letter agreement has been approved by a vote of a majority of the Board of Trustees of the Trust, including a majority of the Disinterested Trustees.

15. Non-Exclusivity. The Trust and NFS may enter into other similar servicing agreements with any other person or persons.

16. Organization; Limitation of Liability. The names "The Victory Variable Insurance Funds" and the "Board of Trustees" refer respectively to the Trust created, and the Trustees, as trustees but not individually or personally, acting from time to time under, a Certificate of Trust filed at the office of the Secretary of the State of Delaware on February 11, 1998, as amended as of October 5, 1998.

      The obligations of "The Victory Variable Insurance Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but in such capacities, and are not binding upon any of the Trustees, Accounts or representatives of the Trust personally, but bind only the "Trust Property" (as defined in the Trust Instrument of the Trust), and all persons dealing with any class of Shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.


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

If this agreement reflects your understanding, please sign below and return a signed copy to us.

Very truly yours,


THE VICTORY VARIABLE INSURANCE FUNDS,
   on behalf of each Fund listed on
   Schedule B, individually and not
   jointly

/s/ J. David Huber
-----------------------------------
   Name:  J David Huber
   Title:  Vice President
Acknowledged and Agreed:

NATIONWIDE FINANCIAL SERVICES, INC.
/s/ Joseph P. Rath
-----------------------------------
   Name: Joseph P. Rath
   Title: Vice President - Chief Compliance
   Officer

Attachment: Schedule A
            Schedule B

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

                                   SCHEDULE A

                        ADMINISTRATIVE SERVICES PROVIDED
                                 WITH RESPECT TO
                      THE VICTORY VARIABLE INSURANCE FUNDS

Maintenance of Books and Records


o Assist as necessary to maintain book entry records on behalf of the Fund regarding issuance to, transfer within (via net purchase orders) and redemption by an Account of Fund Shares.

o Maintain general ledgers regarding each Account's holdings of Fund Shares, coordinate and reconcile information, and coordinate maintenance of ledgers by financial institutions and other contract owner service provided.

Communication with the Fund

o Serve as the designee of the Fund for receipt of purchase and redemption orders from each Account and to transmit such orders, and payment therefor, to the Fund.

o Coordinate with the Fund's agents respecting daily valuation of the Fund's Shares and an Account's units.

Purchase Orders

o     Determine net amount available for investment in the Fund.

o     Deposit receipts at the Fund's custodians (generally by wire transfer).

o Notify the custodians of the estimated amount required to pay dividend or distribution.

Redemption Orders

o     Determine net amount required for redemptions by the Fund.

o     Notify the custodian and Fund of cash required to meet payments.

o Purchase and redeem Shares of the Portfolios on behalf of each Account at the then-current price in accordance with the terms of the Fund's then-current prospectus.

o Assist in rooting and revising sales and marketing materials in incorporate or reflect the comments made on behalf of the Fund or its underwriter.

o Assist in enforcing procedures adopted on behalf of the Fund to reduce, discourage, or eliminate market timing transactions in the Fund's Shares in order to reduce or eliminate adverse effects on the Fund or its shareholders.

Processing Distributions from the Funds

o     Process ordinary dividends and capital gains.

o     Reinvest the Fund's distributions.

Reports

o Periodic information reporting to the Fund, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales or promotional materials and any other SEC filings with respect to the Accounts invested in the Fund, as not otherwise provided for.

o Periodic information reporting about the Fund, including any necessary delivery of the Fund's prospectus and annual and semi-annual reports to contract owners, as not otherwise provided for.

Fund-related Contract Owner Services

o Provide general information with respect to Fund inquiries (not including information about performance or related to sales).

o Provide information regarding performance of the Fund and the subaccounts of the Accounts.

o Oversee and assist the solicitation, counting and voting or contract owner voting interests in the Fund pursuant to Fund proxy statements.

Other Administrative Support

o Provide other administrative and legal compliance support for the Fund as mutually agreed upon by the Company and the Fund to the extent permitted or required under applicable statutes.

o Relieve the Funds of other usual or incidental administrative services provided to individual owners of Variable Insurance Products.

                                   SCHEDULE B

                      THE VICTORY VARIABLE INSURANCE FUNDS

                             COMPENSATION UNDER THE
                CONTRACT OWNER ADMINISTRATIVE SERVICES AGREEMENT

      The Victory Variable Insurance Funds (the "Trust") agrees to pay the following quarterly amounts calculated as a percentage of the average daily net assets of the relevant Fund and Class thereof held in the Accounts:

Fund                                Class A
----                                -------

Investment Quality Bond Fund           20%

Diversified Stock Fund                 20%

Small Company Opportunity Fund         20%


Dated as of June 30, 1999